Exhibit 10.21-1

English Translation

PURCHASE CONTRACT

Supplier: Beijing Oriental Keyuan Crystal Technology Co., Ltd.

Purchaser: Zhejiang Yuhui Solar Energy Source Co., Ltd.

Contract No.: YHCG261111088

November 16, 2006

PURCHASE CONTRACT

Contract No.: 261111088

Execution date: November 16, 2006

Execution place: Jiashan County, Zhejiang

Party A (Purchaser): Zhejiang Yuhui Solar Energy Source Co., Ltd.

Party B (Supplier): Beijing Oriental Keyuan Crystal Technology Co., Ltd.

This Contract is entered into by and between both parties in accordance with the Contract Law and through friendly negotiations, whereby Party A will purchase the equipment from Party B hereunder, on and subject to the terms and conditions as follows:

1.	DESCRIPTION OF EQUIPMENT

1.1	Price, Model and Quantity of Equipment

Equipment Name	Model	QTY	Unit Price	Total Amount (RMB)	Remarks
Monocrystalline Silicon Furnace	JRDL-800	96 Sets	720,000 Yuan/Set	69,120,000	Including Taxes

Total: Say Sixty Nine Million One Hundred Twenty Thousand Yuan Only				RMB 69,120,000

1.2	Quality and Structure of Equipment

The main technical specifications of the equipment shall be subject to the standards of the Supplier, and other technical codes shall conform to the relevant national standards (the technical parameter sample as well as the qualification certificate and technical specifications of main parts shall be provided by the Supplier).

1.3	Documents Attached to Equipment

Documents attached to the equipment include the operation manual of products, packing list, list of accessory parts, accessories, spare parts and tools, manuals for spare parts and accessories of main equipment, and qualification certificate of spare parts and products.

1.4	Equipment shall include:

For detailed information on composition of the equipment, refer to the packing list (including a detailed list).

2.	DELIVERY OF EQUIPMENT

2.1	Place of Delivery

The equipment shall be delivered on the production site of the Supplier.

2.2	Delivery Period

20 sets shall be delivered on January 20, 2007 (1st Batch); 28 sets shall be delivered on February 18, 2007 (2nd Batch); and remaining 48 sets shall be delivered within four (4) months after Party A has paid 30% advance payment to Party B.

3.	PACKAGING AND TRANSPORTATION

The cost of package shall be paid by the Supplier. The equipment shall be delivered to the Purchaser by trucks, and all costs and expenses during transportation shall be paid by the Purchaser.

4.	INSTALLATION, COMMISSIONING AND ACCEPTANCE

4.1	Installation

When the equipment is delivered to the Purchaser, the Purchaser shall move it to the installation site. The Purchaser shall be responsible for installation of the equipment, and the Supplier shall send one (1) person to direct the installation. The Purchaser shall prepare proper conditions for water, electricity and gas supply and shall provide basic tools for installation.

4.2	Commissioning

The commissioning service shall be provided by the Supplier without charge. The Purchaser shall send a notice to the Supplier when the equipment is installed, when the water, electricity and gas system required by operation of the equipment is connected to the site and can be operated normally and when all conditions for commissioning are fulfilled, and the Supplier shall immediately send its personnel to conduct commissioning service within twenty four (24) hours upon receipt of the notice. During the process of commissioning, the Purchaser shall provide the tools and appoint relevant technicians and maintenance service personnel as required for commissioning.

4.3	Acceptance of Equipment

After the process of commissioning is completed by the Supplier, successful production of a silicon ingot shall be deemed that the equipment has passed the acceptance.

5.	WARRANTY AND SERVICES

5.1	Warranty

The Supplier will provide one year of free warranty service (except for any damage caused by human act, and the period of free warranty service for vacuum pump shall be half a year), and will provide life-long warranty service with charge.

5.2	After-sales Services

The Supplier shall provide perfect services according to the requirements of the Purchaser.

Service for Spare Parts: The Supplier shall deliver spare parts by means of express delivery service within twenty four (24) hours upon request of the Purchaser. In case of any failure during the warranty period of the equipment, the Supplier shall unconditionally cooperate with the Purchaser to ensure normal operation of the equipment. Upon receipt of a notice from the Purchaser, the Supplier shall send its personnel to the Purchaser’s site for maintenance service within forty eight (48) hours (in case of any damage the any part due to human cause, the Supplier will charge the cost of such part). In case of any failure after the warranty period of the equipment and if the Supplier is unable to repair the equipment, the Supplier shall send its personnel to the Purchaser’s site and direct the Purchaser’s personnel to repair the equipment within forty eight (48) hours upon receipt of a notice from the Purchaser (a reasonable labor cost and cost of replace part will be charged).

The Supplier shall provide spare parts for those wearing parts during the life of the equipment. If the Purchaser needs any spare part, please refer to the number of such part indicated on the drawing attached to the equipment manual, and then inform the Supplier of the number and quantity of such part by fax, and the Supplier shall give a reply to the Purchase on the price and period of delivery of such part.

6.	TRAINING

The Supplier undertakes that it will at its own costs provide training service to the Purchaser. The Purchaser may all send its appropriate personnel to the production site of the Supplier to learn the process of equipment manufacturing, maintenance of equipment and install of equipment, so that they will have the ability to install, maintain and repair the equipment.

7.	PAYMENT

The Purchaser shall advance a sum of RMB 10,368,000.00 to the Supplier within seven (7) days upon execution of this Contract. The Supplier shall fax the transport contract entered into with the carrier and the car number to the Purchaser. The Purchaser shall pay 95% of the price of equipment in each batch within two (2) business days upon receipt of the fax from the Supplier, and shall pay the remaining 5% of the price within one (1) year.

8.	ADDITIONAL PROVISIONS

The Supplier shall issue a valid VAT invoice within seven (7) days upon shipment of each batch of products. Appropriate spare parts shall be supplied together with each set of equipment, and the electric driven ball valve shall be downward shift 300mm.

9.	FORCE MAJEURE

Where both parties are unable to perform this Contract due to any event of force majeure during the term of this Contract, the losses and damages arising from such event shall be undertaken by both parties respectively. Both parties may negotiate and agree to continue performance of this Contract.

10.	SETTLEMENT OF DISPUTE

Any dispute arising from performance of this Contract shall be settled by both parties through friendly negotiation according to the applicable laws of China. In case no settlement can be reached through negotiation, either party may institute a suit with the court of competent jurisdiction in the place where this Contract is executed.

11.	MISCELLANEOUS

This Contract is executed in duplicate, one copy for each party hereto. This Contract shall become effective as of the date when it is duly executed by both parties. Facsimile copy hereof shall be effective and valid. Anything not covered herein shall be settled by both parties through friendly negotiations.

Legal Representative of Purchaser: /s/

Seal of Supplier:

Date: November 16, 2006

Tel: 010-61568946

Fax: 010-61568946

Legal Representative of Purchaser: /s/

Seal of Purchaser: Zhejiang Yuhui Solar Energy Source Co., Ltd. (Seal)

Date:

Tel: 0573-4773059

Fax: 0573-4773063

Exhibit 10.21-2

English Translation

CONFIRMATION FOR EFFECTIVENESS OF CONTRACT

Supplier: Beijing Oriental Keyuan Crystal Technology Co., Ltd.

Purchaser: Zhejiang Yuhui Solar Energy Source Co., Ltd.

It is hereby confirmed by both parties with respect to the Purchase Contract regarding 96 sets of JRDL800 monocrystalline silicon furnace signed on November 16, 2006 (Contract No. YHCG261111088):

1.	This Contract shall become effective as of the date when it is duly executed and sealed by both parties.

2.	It is agreed that both parties shall implement this Contract in accordance with terms and conditions specified herein, and the delivery schedule of 96 sets of JRDL800 monocrystalline silicon furnace shall be as follows:

(1)	20 Sets to be delivered on January 20, 2007 (1st Batch);

(2)	28 Sets to be delivered on February 18, 2007 (2nd Batch);

(3)	24 sets to be delivered on March 15, 2007 (3rd Batch);

(4)	24 sets to be delivered on March 30, 2007 (4th Batch);

Additionally, the Purchaser guarantees that it will advance to the Supplier 30% price of 48 sets of JRDL800 monocrystalline silicon furnace in the 3rd and 4th batch on or before December 31, 2006, i.e. RMB 10,368,000.00. 95% price of products delivered in each batch shall be paid by the Purchaser within two (2) business days upon receipt of the fax from the Supplier indicating the transport contract entered into with the carrier and the car number. The 5% remaining price of products delivered in each batch shall be paid by the Purchaser within one (1) year upon acceptance of such products.

3.	This Confirmation shall be made and executed in duplicate, one for each party hereto. This Confirmation shall become effective as of being duly executed by both parties. Facsimile copy hereof shall be effective and valid.

Supplier: Beijing Oriental Keyuan Crystal Technology Co., Ltd. (Seal)

Legal Representative of Purchaser: /s/

Date: December 16, 2006

Purchaser : Zhejiang Yuhui Solar Energy Source Co., Ltd. (Seal)

Legal Representative of Purchaser: /s/

Date: December 5, 2006